Exhibit 99.1

Scripps reports Q4 2023 financial results

Feb. 23, 2024

CINCINNATI — The E.W. Scripps Company (NASDAQ: SSP) delivered $616 million in revenue for the fourth quarter of 2023. Loss attributable to the shareholders of Scripps was $268 million or $3.17 per share. A non-cash goodwill impairment charge and restructuring costs for the quarter accounted for $3.15 of the per-share loss.

Business notes:

•Scripps Sports is part of a historic media rights agreement with the National Women’s Soccer League and will nationally broadcast 50 games on Saturday nights in a weekly double-header on ION. Scripps is joining CBS, ESPN and Amazon as exclusive U.S. distributors of NWSL soccer for four seasons beginning in March. Scripps also begins season two with the Women’s National Basketball Association Friday nights on ION in May.
•Fourth-quarter Local Media core advertising revenue came in up 1% from the prior year, driven in part by incremental revenue from two new National Hockey League deals that launched in the quarter. The company expects advertising revenue related to the two NHL deals will add at least 3 percentage points to core advertising in 2024.
•Scripps Networks’ fourth-quarter revenue was down 7%, exceeding guidance because of better-than-expected connected TV, general market and direct response revenue.
•Restructuring charges for the fourth quarter were just over $9 million, primarily related to employee severance-related charges. The company is on track to realize more than $40 million in annualized savings by the middle of 2024.
•A slower than previously anticipated recovery in the national television advertising market and related impact to the financial outlook for Scripps Networks led the company to record a $266 million non-cash goodwill impairment charge in the fourth quarter.

From Scripps President and CEO Adam Symson:
“Our fourth-quarter results reflect improvement in the advertising marketplace, both at the core local level and nationally. In Local Media, we saw our five top categories end the quarter higher than Q4 2022, with particular strength in auto, home improvement and services. Distribution revenue from cable, satellite and virtual providers was up 22% in the fourth quarter.

“In the Scripps Networks segment, our better-than-expected Q4 results came from the build-back of direct response advertising on our linear streams, aligned with lower inflation and positive consumer spending trends. In addition, we continue to meaningfully grow our networks’ connected TV revenue and distribution, including launching ION on Pluto. Fourth-quarter CTV revenue was up 33% after factoring out the programmatic product we are sunsetting.

“These positive trends in Local Media and Scripps Networks have continued into the first quarter. Our top four local core categories – services, auto, retail and home improvement – are all up in February. On the networks side, the weak upfront season last year left us with less of a revenue foundation than usual for the first quarter. However, direct response advertising has held steady in Q1, and connected TV revenue is building and on track to grow more than 40% for the full year, minus the programmatic product.

“Our advertising revenue results and large distribution ecosystem, combined with our cost-savings initiatives, lay the groundwork for short-term operating performance improvement and firm financial footing as we execute on strategies for future growth. We are planning for a near-term media landscape where consumers combine a variety of connected TV services with free, over-the-air viewing that best serves their desire to watch live sports, news and television entertainment events. We also are moving aggressively ahead with datacasting business models and expect to take in first dollars this year. We are carving out a valuable and durable niche in the chaos around us.”

Operating results
Total fourth-quarter company revenue was $616 million, a decrease of 9.6% or $65.2 million from the prior-year quarter, which held a midterm election. Costs and expenses for segments, shared services and corporate were $503 million, up from $477 million in the year-ago quarter.

Loss attributable to the shareholders of Scripps was $268 million or $3.17 per share. Pre-tax costs for the quarter included a non-cash goodwill impairment charge for Scripps Networks of $266 million as well as a $9.4 million restructuring charge, increasing the loss attributable to the shareholders by $3.15 per share. In the prior-year quarter, income attributable to the shareholders was $73 million or 84 cents per share and included a $7.4 million pre-tax gain on extinguishment of debt from the redemption of senior notes, which increased income attributable to the shareholders by 7 cents per share.

Fourth-quarter 2023 results by segment compared to prior-period amounts:

Local Media
Revenue was $381 million, down 12% from the prior-year quarter.

•Core advertising revenue increased 1% to $166 million.

•Political revenue was $16.4 million, compared to $106 million in the prior-year quarter, an election year.

•Distribution revenue increased 22% to $196 million.

Segment expenses increased 4.8% to $295 million. Programming costs in 2023 reflect additional expense attributed to the new Vegas Golden Knights and Arizona Coyotes sports rights agreements.

Segment profit was $85.7 million, compared to $152 million in the year-ago quarter.

Scripps Networks
Revenue was $230 million, down 7.1% from the prior-year quarter. Segment expenses were $166 million, down 1.2%, reflecting a decrease in costs from the programmatic product we are sunsetting.

Segment profit was $64.3 million, compared to $80 million in the year-ago quarter.

Financial condition
On Dec. 31, cash and cash equivalents totaled $35.3 million, and total debt was $3 billion.

During 2023, we made mandatory principal payments of $17.1 million on our term loans.

On July 31, the company amended its credit facility to increase our revolver borrowing capacity by $185 million to $585 million. We used borrowings on the revolver to pay down the remaining $283 million balance of our term loan maturing in 2024.

Preferred stock dividends paid in 2023 were $48 million. Under the terms of Berkshire Hathaway’s preferred equity investment in Scripps, we are prohibited from paying dividends on or repurchasing our common shares until all preferred shares are redeemed. In February 2024, we notified the preferred share holder of our intent to not declare the first-quarter 2024 dividend. We currently have sufficient liquidity to pay the scheduled dividends on the preferred shares; however, this action provides us better flexibility for accelerating deleveraging and maximizing the paydown of our traditional bank debt.

Year-to-date operating results
The following comparisons are to the period ending Dec. 31, 2023:

Total 2023 company revenue was $2.3 billion, which compares to revenue of $2.5 billion in 2022. Political revenue was $33.5 million, compared to $208 million in the prior year, an election year.

Costs and expenses for segments, shared services and corporate of $1.9 billion remained relatively flat compared to a year ago.

Loss attributable to the shareholders of Scripps was $998 million or $11.84 per share. Pre-tax costs for the 2023 period included a non-cash goodwill impairment charge for Scripps Networks of $952 million as well as $38.6 million of restructuring charges, increasing the loss attributable to the shareholders by $11.36 per share. In the prior year, income attributable to the shareholders was $146 million or $1.62 per share. Pre-tax costs for the prior year included $1.6 million of acquisition and related integration costs as well as an $8.6 million gain on extinguishment of debt for the redemption of senior notes. These items increased income attributable to the shareholders by 6 cents per share.

Looking ahead
Comparisons for our segments are to the same period in 2023.

First-quarter 2024
Local Media revenue	Up low teens percent
Local Media expense	Up about 10%
Scripps Networks revenue	Flat to down low-single-digit percent
Scripps Networks expense	Down low-single-digit percent
Shared services and corporate	About $24 million

Full-year 2024
Interest paid	$200-$210 million
Capital expenditures	$70-$80 million
Taxes paid	$50-$60 million
Depreciation and amortization	$150-$160 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s quarterly results during a telephone conference call at 9:30 a.m. Eastern today.To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (844) 867-6169 (U.S.) or (409) 207-6975 (international) and give the access code 5890648 approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 12:30 p.m. Eastern time Feb. 23 until midnight March 24. The domestic number to access the replay is (866) 207-1041 and the international number is (402) 970-0847. The access code for both numbers is 4751031.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date such statements are made.

Media contact: Michael Perry, The E.W. Scripps Company, (513) 259-4718, michael.perry@scripps.com
Investor contact: Investor contact: Carolyn Micheli, The E.W. Scripps Company, (513) 977-3732, carolyn.micheli@scripps.com

About Scripps
The E.W. Scripps Company(NASDAQ: SSP) is a diversified media company focused on creating a better-informed world. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of more than 60 stations in 40+ markets. Scripps reaches households across the U.S. with national news outlets Scripps News and Court TV and popular entertainment brands ION, Bounce, Defy TV, Grit, ION Mystery and Laff. Scripps is the nation’s largest holder of broadcast spectrum. Scripps is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps’ long-time motto is: “Give light and the people will find their own way.”

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2023	2022	2023	2022

Operating revenues	$615,769	$680,941	$2,292,912	$2,453,215
Segment, shared services and corporate expenses	(502,585)	(476,565)	(1,898,093)	(1,856,930)
Acquisition and related integration costs	—	—	—	(1,642)
Restructuring costs	(9,404)	—	(38,612)	—
Depreciation and amortization of intangible assets	(39,346)	(40,104)	(155,105)	(160,433)
Impairment of goodwill	(266,000)	—	(952,000)	—
Gains (losses), net on disposal of property and equipment	(24)	(215)	(2,344)	(5,866)
Operating expenses	(817,359)	(516,884)	(3,046,154)	(2,024,871)
Operating income (loss)	(201,590)	164,057	(753,242)	428,344
Interest expense	(55,483)	(46,703)	(213,512)	(161,130)
Gain on extinguishment of debt	—	7,355	—	8,589
Defined benefit pension plan income	131	605	650	2,613
Miscellaneous, net	(1,538)	(3,222)	(1,407)	(1,953)
Income (loss) from operations before income taxes	(258,480)	122,092	(967,511)	276,463
Benefit (provision) for income taxes	2,718	(36,543)	19,727	(80,561)
Net income (loss)	(255,762)	85,549	(947,784)	195,902
Preferred stock dividends	(12,576)	(12,576)	(50,305)	(50,305)
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$(268,338)	$72,973	$(998,089)	$145,597

Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company	$(3.17)	$0.84	$(11.84)	$1.62

Diluted weighted-average shares outstanding	84,574	84,792	84,266	87,346
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure, as well as the basis that our chief operating decision maker makes resource allocation decisions.
Our Local Media segment includes more than 60 local television stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have seven CW affiliates - four on full power stations and three on multicast; seven independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunication companies, satellite carriers and over-the-top virtual MVPDs.

Our Scripps Networks segment includes national news outlets Scripps News and Court TV as well as popular entertainment brands ION, Bounce, Defy TV, Grit, ION Mystery and Laff. The Scripps Networks reach nearly every U.S. television home through free over-the-air broadcast, cable/satellite, connected TV and digital distribution. These operations earn revenue primarily through the sale of advertising.
Our respective business segment results reflect the impact of intercompany carriage agreements between our local broadcast television stations and our national networks. We also allocate a portion of certain corporate costs and expenses, including accounting, human resources, employee benefit and information technology to our business segments. These intercompany agreements and allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.
The other segment caption aggregates our operating segments that are too small to report separately. Costs for centrally provided services and certain corporate costs that are not allocated to the business segments are included in shared services and corporate costs. These unallocated corporate costs would also include the costs associated with being a public company. Corporate assets are primarily cash and cash equivalents, property and equipment primarily used for corporate purposes and deferred income taxes.
Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan amounts, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2023	2022	Change	2023	2022	Change

Segment operating revenues:
Local Media	$381,027	$433,439	(12.1)%	$1,398,230	$1,494,357	(6.4)%
Scripps Networks	230,139	247,844	(7.1)%	893,234	961,242	(7.1)%
Other	9,248	3,990		19,397	14,628	32.6%
Intersegment eliminations	(4,645)	(4,332)	7.2%	(17,949)	(17,012)	5.5%
Total operating revenues	$615,769	$680,941	(9.6)%	$2,292,912	$2,453,215	(6.5)%

Segment profit (loss):
Local Media	$85,714	$151,627	(43.5)%	$287,439	$386,369	(25.6)%
Scripps Networks	64,255	79,979	(19.7)%	225,785	310,336	(27.2)%
Other	(12,377)	(5,887)		(26,451)	(18,140)	45.8%
Shared services and corporate	(24,408)	(21,343)	14.4%	(91,954)	(82,280)	11.8%
Acquisition and related integration costs	—	—		—	(1,642)
Restructuring costs	(9,404)	—		(38,612)	—
Depreciation and amortization of intangible assets	(39,346)	(40,104)		(155,105)	(160,433)
Impairment of goodwill	(266,000)	—		(952,000)	—
Gains (losses), net on disposal of property and equipment	(24)	(215)		(2,344)	(5,866)
Interest expense	(55,483)	(46,703)		(213,512)	(161,130)
Gain on extinguishment of debt	—	7,355		—	8,589
Defined benefit pension plan income	131	605		650	2,613
Miscellaneous, net	(1,538)	(3,222)		(1,407)	(1,953)
Income (loss) from operations before income taxes	$(258,480)	$122,092		$(967,511)	$276,463

Operating results for our Local Media segment were as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2023	2022	Change	2023	2022	Change

Segment operating revenues:
Core advertising	$165,767	$164,188	1.0%	$598,824	$626,095	(4.4)%
Political	16,412	105,559	(84.5)%	32,913	198,519	(83.4)%
Distribution	195,780	160,049	22.3%	752,329	655,499	14.8%
Other	3,068	3,643	(15.8)%	14,164	14,244	(0.6)%
Total operating revenues	381,027	433,439	(12.1)%	1,398,230	1,494,357	(6.4)%
Segment costs and expenses:
Employee compensation and benefits	110,168	109,529	0.6%	435,916	425,840	2.4%
Programming	132,829	120,279	10.4%	493,578	481,712	2.5%
Other expenses	52,316	52,004	0.6%	181,297	200,436	(9.5)%
Total costs and expenses	295,313	281,812	4.8%	1,110,791	1,107,988	0.3%
Segment profit	$85,714	$151,627	(43.5)%	$287,439	$386,369	(25.6)%

Operating results for Scripps Networks segment were as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2023	2022	Change	2023	2022	Change

Total operating revenues	$230,139	$247,844	(7.1)%	$893,234	$961,242	(7.1)%
Segment costs and expenses:
Employee compensation and benefits	30,286	30,533	(0.8)%	124,669	120,202	3.7%
Programming	91,141	88,495	3.0%	360,684	342,835	5.2%
Other expenses	44,457	48,837	(9.0)%	182,096	187,869	(3.1)%
Total costs and expenses	165,884	167,865	(1.2)%	667,449	650,906	2.5%
Segment profit	$64,255	$79,979	(19.7)%	$225,785	$310,336	(27.2)%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in thousands)	2023	2022

ASSETS
Current assets:
Cash and cash equivalents	$35,319	$18,027
Other current assets	640,774	625,914
Total current assets	676,093	643,941
Investments	23,265	23,144
Property and equipment	455,255	458,600
Operating lease right-of-use assets	99,194	117,869
Goodwill	1,968,574	2,920,574
Other intangible assets	1,727,178	1,821,254
Programming	449,943	427,962
Miscellaneous	10,618	17,661
TOTAL ASSETS	$5,410,120	$6,431,005

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$76,383	$82,710
Unearned revenue	12,181	18,183
Current portion of long-term debt	15,612	18,612
Accrued expenses and other current liabilities	373,643	365,500
Total current liabilities	477,819	485,005
Long-term debt (less current portion)	2,896,824	2,853,793
Other liabilities (less current portion)	879,294	961,382
Total equity	1,156,183	2,130,825
TOTAL LIABILITIES AND EQUITY	$5,410,120	$6,431,005

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with non-forfeitable rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2023	2022	2023	2022

Numerator (for basic and diluted earnings per share)
Net income (loss)	$(255,762)	$85,549	$(947,784)	$195,902
Less income allocated to RSUs	—	(1,924)	—	(3,662)
Less preferred stock dividends	(12,576)	(12,576)	(50,305)	(50,305)
Numerator for basic and diluted earnings per share	$(268,338)	$71,049	$(998,089)	$141,935
Denominator
Basic weighted-average shares outstanding	84,574	83,455	84,266	83,220
Effect of dilutive securities	—	1,337	—	4,126
Diluted weighted-average shares outstanding	84,574	84,792	84,266	87,346

4. NON-GAAP INFORMATION

In addition to results prepared in accordance with GAAP, this earnings release discusses free cash flow, a non-GAAP performance measure that management and the company’s Board of Directors uses to evaluate the performance of the business. We also believe that the non-GAAP measure provides useful information to investors by allowing them to view our business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Free cash flow is calculated as non-GAAP Adjusted EBITDA (as defined below), plus reimbursements received from the FCC for repack expenditures, less capital expenditures, preferred stock dividends, interest payments, income taxes paid
(refunded) and mandatory contributions to defined retirement plans.

Adjusted EBITDA is calculated as income (loss) from continuing operations, net of tax, plus income tax expense
(benefit), interest expense, losses (gains) on extinguishment of debt, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, impairment of goodwill, loss (gain) on business and asset disposals, acquisition and integration costs, restructuring charges and certain other miscellaneous items.

A reconciliation of these non-GAAP measures to the comparable financial measure in accordance with GAAP is as follows:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2023	2022	2023	2022

Net income (loss)	$(255,762)	$85,549	$(947,784)	$195,902
Provision (benefit) for income taxes	(2,718)	36,543	(19,727)	80,561
Interest expense	55,483	46,703	213,512	161,130
Gain on extinguishment of debt	—	(7,355)	—	(8,589)
Defined benefit pension plan income	(131)	(605)	(650)	(2,613)
Share-based compensation costs	4,423	3,811	20,490	21,596
Depreciation	15,435	15,421	60,725	61,943
Amortization of intangible assets	23,911	24,683	94,380	98,490
Impairment of goodwill	266,000	—	952,000	—
Losses (gains), net on disposal of property and equipment	24	215	2,344	5,866
Acquisition and related integration costs	—	—	—	1,642
Restructuring costs	9,404	—	38,612	—
Miscellaneous, net	1,538	3,222	1,407	1,953
Adjusted EBITDA	117,607	208,187	415,309	617,881
Capital expenditures	(20,550)	(9,822)	(62,503)	(43,901)
Proceeds from FCC Repack	—	20	—	2,670
Preferred stock dividends	(12,000)	(12,000)	(48,000)	(48,000)
Interest paid	(34,462)	(27,008)	(195,832)	(150,796)
Income taxes paid, net of tax indemnification reimbursements	(5,189)	(5,066)	(31,121)	(61,573)
Mandatory contributions to defined retirement plans	(277)	(788)	(1,161)	(1,541)
Free cash flow	$45,129	$153,523	$76,692	$314,740